Exhibit 10.2

GUIDED THERAPEUTICS-SHENGHUO MEDICAL AGREEMENT

22 Jan 2017

This Agreement is between Guided Therapeutics, Inc. (“GTI”), a Georgia corporation with the address of 5835 Peachtree Corners East, Suite D, Norcross, GA 30092, and Shenghuo Medical LLC, a privately held U.S. limited liability company with the address of 175 Strafford Ave., Wayne, PA 19087 (“Shenghuo”).

WHEREAS, GTI has developed a platform technology for the early detection of disease that leads to cancer;

WHEREAS GTI’s first non-invasive cancer detection product is the LuViva® Advanced Cervical Scan device (the “Device”) and the related disposable cervical guides (the “Disposables” and, with the Device, “LuViva”).LuViva is in use in Canada, Latin America, Europe, Turkey, Asia and Africa and is under premarket application (PMA) review by the U.S. Food and Drug Administration. GTI owns the worldwide manufacturing, distribution and intellectual property (“IP”) rights to LuViva. LuViva is designed to:

A. Determine the true likelihood of treatable cervical disease that may lead to cancer in women aged 16 years and over who have been screened for cervical cancer and have an abnormal result.

B. Be used as a screening tool both in the developed and developing world where the Pap and/or HPV tests are not widely available.

WHEREAS GTI previously has granted an exclusive license (“Original License”) to manufacture, sell and distribute LuViva in Peoples Republic of China (“China”), Macau and Hong Kong, Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam (the “Jurisdictions”) to Shenghuo pursuant to that certain License Agreement, dated June 5, 2016, between GTI and Shenghuo (the “Original Agreement”);

WHEREAS Shandong Yaohua Medical Instrument Co. Ltd (“SMI”) is a medical device manufacturing and sales company located at No. 5 Zhujiang Street, High-Tech Development Zone, Laiwu Shandong, Peoples Republic of China;

WHEREAS GTI and Shenghuo have determined that the optimum way to achieve commercialization of LuViva within China, Macau, Hong Kong and Taiwan (the “Territories”) is for Shenghuo to relinquish the Original License as it applies to the exclusive rights to manufacture LuViva and to the sale and distribution of LuViva in the Territories, so that GTI can grant SMI a new license for the exclusive rights to manufacture LuViva and to sell and distribute LuViva in the Territories (the “SMI License” and the agreement between GTI and SMI providing for the grant of the SMI License, the “SMI Agreement”);

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IT IS HEREBY AGREED AS FOLLOWS between GTI and Shenghuo:

1. Shenghuo agrees to (i) relinquish the Original License to facilitate the SMI Agreement, whereby SMI will acquires the SMI License, and (ii) except as expressly provided herein, permanently waive all of its rights under the Original Agreement. Notwithstanding the foregoing, Shenghuo shall retain the rights under the Original License to sell and distribute LuViva in those Jurisdictions that are not Territories. If SMI makes combined payments to GTI and Shenghuo totaling $500,000 or more, the condition in the Original License requiring Shenghuo to enter into an agreement with an established commercial partner that invests at least $500,000 in Shenghuo to commercialize LuViva in China shall be deemed satisfied.

2. GTI agrees as follows:

A. All Up-Front Payments and Royalty Payments (including the payments for minimum royalties) due from SMI to GTI under the SMI Agreement shall be divided equally into two different accounts, one controlled by GTI and one controlled by Shenghuo, to be equally divided by an escrow agent, or other manner as agreed to by GTI, SMI as set forth in the SMI agreement. Notwithstanding the foregoing, funds from SMI destined for Shenghuo must be deposited directly into a separate account that does not allow GTI discretionary control over said funds. “Up-Front Payments” means the $1,000,000 in cash payable by SMI to GTI in four installments of $250,000 (with an advance of $50,000 on the first installment) through October 30, 2017, pursuant to the SMI Agreement. “Royalty Payments” means the royalty payments payable by SMI to GTI pursuant to the SMI Agreement for each Disposable sold by SMI, net of the costs of the RFID chip constituting part of each such Disposable and net of per-Disposable payments to Three Bridges LLC pursuant to the Business Development Service Agreement, dated November 11, 2016, between GTI and Three Bridges LLC. If (i) SMI fails to equally divide and pay the Up-Front Payments as provided herein, and (ii) upon subsequent written request from Shenghuo, GTI fails to terminate the SMI License as a result of such SMI failure, then GTI shall immediately pay to Shenghuo an amount in cash such that the total amount of all Up-Front Payments actually made by SMI (regardless of the actual payee) is split equally between GTI and SMI.

B. If, pursuant to the terms of the SMI Agreement, GTI terminates the SMI License, GTI shall re-grant the Original License to Shenghuo, on the same terms as the original grant of the Original License (except that to the extent that milestones set forth in the Original Agreement have been met by SMI, then those milestones shall be deemed as having been satisfied by Shenghuo), and Shenghuo’s waiver of its rights under the Original Agreement shall be rescinded.

C. If GTI and SMI do not execute the SMI Agreement within 72 hours of the signing this Agreement, then GTI shall re-grant the Original License to Shenghuo, on the same terms as the original grant of the Original License (except that to the extent that milestones set forth in the Original Agreement, and this Agreement shall be deemed terminated and of no further force and effect, and Shenghuo’s waiver of its rights under the Original Agreement shall be rescinded).

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D. Up Front Payment Schedule – Each of the Up Front Payments from SMI shall be divided in the following manner:

Payment Date	Total Amount	Amount to GTI	Amount to Shenghuo*
10 days after SMI Agreement signed	$50,000	$48,000	$2,000
20 February 2017	$200,000	$146,000	$54,000
30 April 2017	$250,000	$98,000	$152,000
30 July 2017	$250,000	$98,000	$152,000
30 October 2017	$250,000	$98,000	$152,000

*Includes all finder’s fees including the 2% fee for the initial $50,000 payment made by SMI to GTI in connection with their letter of intent.

Late payments, if delayed by GTI, shall be subject to a one percent (1%) monthly late fee.

E. Shenghuo shall sell to GTI, and GTI shall buy back, by the earlier of April 30, 2017 and the time a purchase order is received by SMI, the five (5) LuViva devices previously sold to Shenghuo for a total of $92,500 (i.e., exactly what Shenghuo paid GTI for them as part of the Original License terms).

F. GTI reaffirms its obligations under the Original Agreement with regard to the note and warrant agreements provided therein and the four percent (4%) finders’ fee on any funds that go to GTI as a result of direct introductions made by Shenghuo. In instances whereby Shenghuo is the initial finder or co-finder, but an intermediary or co-finder has introduced the person or entity that contributes the funds to GTI and receives a fee greater than two percent (2%), the finder’s fee to Shenghuo shall be reduced to two percent (2%), with such consideration to include all funds collected by GTI in connection with the SMI agreements, with the exception of royalties resulting from product sales. Shenghuo will invoice GTI for its commissions and payment will be due within 30 days of the invoice, or at Shenghuo’s option, paid out of the payments from SMI under the SMI Agreement. If invoiced, finder’s fees shall be paid within ten (10) business days of receipt of invoice by GTI and late payments will be assessed at one percent (1%) late charge per month.

G. GTI shall not amend the SMI Agreement in any way that adversely affects Shenghuo without Shenghuo’s approval.

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H. The parties shall cooperate in good faith to facilitate GTI’s full enforcement of SMI’s obligations under the SMI Agreement, and GTI shall inform Shenghuo in advance of any waiver by GTI of SMI’s performance under the SMI Agreement.

3. Miscellaneous

A. All notices and other communication required by this Agreement or permitted to be given under this Agreement will be effective upon deposit in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below unless by such notice a different person or address shall have been designated.

If to GTI:

Gene Cartwright, President and CEO

5835 Peachtree Corners East, Suite D,

Norcross, GA 30092

If to Shenghuo:

Richard Blumberg, Esq., Managing Member

Michael Antonoplos, Managing Member

Shenghuo Medical, LLC

C/O Mark S. Pearlstein, Esq.

175 Strafford Ave., Suite One

Wayne, PA 19087

610-687-7757; 206-330-7030

610-687-7737 (facsimile)

Michael J. Antonoplos, Managing Member

Shenghuo Medical, LLC

175 Strafford Avenue, Suite One

Wayne, PA 19087

B. The Parties to this Agreement are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency or joint venture between the parties. Each party shall be responsible for wages, hours and conditions of employment of its personnel during the term of, and under, this Agreement.

C. In the event a dispute arises out of or in connection with this Agreement, the parties will attempt to resolve the dispute through friendly consultation.  If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance within any statutory rules of mediation.  If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Georgia The arbitrator’s award will be final, and judgment may be entered upon it by any Court having jurisdiction within the Commonwealth of Pennsylvania or State of Georgia, as applicable.  Each party shall choose one (1) arbitrator and the two (2) chosen arbitrators shall select a third arbitrator, who shall be the Chairman of the Arbitration Panel.  As soon as the mediation process has been unsuccessful, either party may select an arbitrator by sending the name of the arbitrator, in writing, to the other party.  The party receiving the  name of the said arbitrator shall, within fifteen (15) days of receipt, select their arbitrator and shall send their selection, in writing, to the other party.  Should that party fail to select their arbitrator within fifteen (15) days of receipt of the name of the first party’s arbitrator, the initial party may seek Court appointment of the receiving party’s arbitrator and the latter shall be responsible for the initial party’s reasonable attorney’s fees and costs in connection with the Court appointment.  If the two (2) appointed arbitrators fail to select the third arbitrator within thirty (30) days from the appointment of the second arbitrator, either party, or the parties jointly, may seek Court appointment of the third arbitrator.

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D. All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Georgia.

E. No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that provision or any other provision thereof.

F. Subject to the receipt of necessary consents disclosed to the other party, each party represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations it may have or with the policies of any institution or company with which such party is associated.

G. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

H. This Agreement may be signed by the parties in counterparts and via facsimile or electronic signatures, which signatures, taken as a whole, shall constitute an effective Agreement.

I. This Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by authorized officers of both parties.

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J. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under, or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the 22nd day of January, 2017.

For GTI:

/s/ Gene Cartwright	Date: January 22, 2017
Gene Cartwright, President and CEO

For Shenghuo:

/s/ Richard Blumberg,	Date: January 22, 2017
Richarl Blumberg, Managing Member

/s/ Michael Antonoplos	Date: January 22, 2017
Michael Antonoplos, Managing Member

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